UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THERAGENICS CORPORATION®
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THERAGENICS CORPORATION®
5203 BRISTOL INDUSTRIAL WAY
BUFORD, GEORGIA 30518

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders of Theragenics Corporation (the “Company”) to be held at 9:00 A.M., Eastern Time, on Thursday, May 17, 2007, at The Ritz-Carlton Atlanta (Downtown), 181 Peachtree Street, NE, Atlanta, Georgia 30303, for the purpose of electing a director and ratifying the appointment of Dixon Hughes PLLC as our independent registered public accounting firm for the current year.

The Board of Directors has fixed the close of business on March 19, 2007, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting.

Sincerely,

Bruce W. Smith, Secretary

Buford, Georgia
March 30, 2007

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS, YOU ARE REQUESTED TO FILL IN AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU DO ATTEND THE MEETING AND DECIDE THAT YOU WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

A TICKET MUST BE PRESENTED IN ORDER TO GAIN ADMISSION TO THE ANNUAL MEETING OF STOCKHOLDERS. IF YOU ARE PLANNING ON ATTENDING THE MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED ADMISSION TICKET REQUEST FORM IN ORDER TO RECEIVE YOUR ADMISSION TICKET. YOU WILL NOT BE MAILED AN ADMISSION TICKET. YOUR TICKET WILL BE AVAILABLE AT THE REGISTRATION TABLE ON MAY 17, 2007.

THERAGENICS CORPORATION®
5203 Bristol Industrial Way
Buford, Georgia 30518

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Theragenics Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 17, 2007, at The Ritz-Carlton Atlanta (Downtown), 181 Peachtree Street, NE, Atlanta, Georgia 30303, at 9:00 A.M., Eastern Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on March 19, 2007, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the forthcoming Annual Meeting of Stockholders or any adjournment thereof. Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time prior to its exercise. A proxy may be revoked by attending and voting at the meeting, by giving a later proxy or by written notice to the Secretary of the Company received at the Company’s offices at 5203 Bristol Industrial Way, Buford, Georgia, 30518, prior to the date of the Annual Meeting.

When proxies are returned properly executed, the shares represented thereby will be voted as directed in the executed proxy. If the proxy is signed and returned but no direction is specified therein, it will be voted FOR the election of the nominee named therein and the ratification of the appointment of Dixon Hughes PLLC as our independent registered public accounting firm.

You will need a ticket to attend the Annual Meeting of Stockholders. If your shares are registered in your name and not in the name of a bank, broker or other third party, you may request an admission ticket by completing and returning the enclosed Admission Ticket Request Form. You will not be mailed an admission ticket. Your ticket will be available at the registration table on May 17, 2007.

If you plan to attend the Annual Meeting of Stockholders in person and your shares are not registered in your own name, please advise the bank, broker or other institution that holds your shares that you plan to attend the Annual Meeting. That firm must provide you with documentation showing that you owned your shares of the Company as of the record date, March 19, 2007. This documentation may be either a copy of an account statement that shows you owned the shares on the record date or a letter from the firm that confirms you owned the shares on that date. Please include that documentation when you return the enclosed Admission Ticket Request Form to the Company in order to receive an admission ticket.

The expenses for soliciting proxies for the forthcoming Annual Meeting of Stockholders are to be paid by the Company. Directors, officers and employees of the Company, who will not be specially compensated for such services, may make solicitation of proxies by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives. The Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to beneficial owners. It is anticipated that this Proxy Statement and enclosed Proxy will first be mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 2, 2007.

VOTING SECURITIES AND PRINCIPAL SECURITY HOLDERS

As of March 1, 2007, there were 33,241,564 shares of Common Stock, par value $.01 per share (“Common Stock”) outstanding and entitled to vote at the Annual Meeting.

The holders of Common Stock are entitled to vote as a single class and to one vote per share, exercisable in person or by proxy, at all meetings of stockholders. Holders of Common Stock do not have cumulative voting rights. Abstentions and “broker non-votes” are counted for purposes of determining the presence or absence of a quorum for the transaction of business but are not counted in determining the numbers of shares voted for or against any nominee for director or any other proposal at the Annual Meeting.

The following table sets forth the ownership of the Company’s Common Stock as of March 1, 2007, by:

•	each of the Company’s directors and the named executive officers appearing in the Summary Compensation Table under “Executive Compensation and Related Matters;” and

•	all persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock.

Unless otherwise indicated, the address for each person listed is c/o Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Outstanding(2)
FMR Corp. Fidelity Management & Research Company(3)	2,966,000	(4)	8.9%
Dimensional Fund Advisors Inc.(5)	2,797,293	(6)	8.4%
Conus Partners, Inc. (7)	2,153,243	(8)	6.5%
Patrick J. Ferguson (9)	1,797,958	(10)	5.4%
Healthinvest Partners AB (11)	1,717,540	(12)	5.2%
M. Christine Jacobs	624,763	(13)	1.9%
Bruce W. Smith	335,885	(14)	1.0%
Orwin L. Carter, Ph.D.	165,400	(15)	*
Peter A.A. Saunders	130,000	(16)	*
John V. Herndon	118,375	(17)	*
Otis W. Brawley, M.D.	114,395	(18)	*
R. Michael O’Bannon, Ph.D.	65,537	(19)	*
Francis J. Tarallo	64,667	(20)	*
Luther T. Griffith	4,590	(21)	*
All Directors and Officers as a Group (ten persons)	3,421,570	(22)	10.0%

*	Less than 1%

(1)	Each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or her, unless otherwise noted.

(2)
The percentage of shares of Common Stock is calculated assuming that the beneficial owner has exercised any conversion rights, options or other rights to subscribe held by such beneficial owner that are currently exercisable or exercisable within 60 days and that no other conversion rights, options or other rights to subscribe have been exercised by anyone else.

(3)	82 Devonshire Street, Boston, Massachusetts 02109.

(4)
Amount based solely on Schedule 13G/A filed February 17, 2004 by FMR Corp., the parent of Fidelity Management & Research Company. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. (“FMR”) and an investment adviser, is the beneficial owner of 2,966,000 shares as a result of acting as investment adviser to various registered investment companies (the “Funds”), including the Fidelity Low Priced Stock Fund. Edward C. Johnson 3d (FMR’s Chairman), through control of Fidelity, as well as the Funds, each respectively, has sole power to dispose of the 2,966,000 shares owned by the Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson 3d, Chairman of FMR, owns 12.0% and Abigail P. Johnson, a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders of FMR have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

(5)	1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(6)
Beneficial ownership as of December 31, 2006 as reported on a Schedule 13G/A filed with the Commission on February 14, 2007. Dimensional Fund Advisors, Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities of the Company are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(7)	50 Rockefeller Plaza, 2nd Floor, New York, New York 10020.

(8)	Beneficial ownership as of December 31, 2006 as reported on a Schedule 13G/A filed with the Commission on February 10, 2007. All shares beneficially owned with voting and investment power.

(9)	803 NE 25th Avenue, Portland, Oregon 97232.

(10)	Shares held by Mr. Ferguson and his wife as joint tenants with right of survivorship. Mr. and Mrs. Ferguson have full voting power with respect to these securities.

(11)	Arsenalsgatan 4, SE-111 47 Stockholm, Sweden.

(12)	Beneficial ownership as of January 26, 2007 as reported on Schedule 13G filed with the Commission on January 31, 2007. All shares beneficially owned with voting and investment power.

(13)	Includes 360,000 shares purchasable by Ms. Jacobs within 60 days upon exercise of options and 29,000 restricted stock shares subject to forfeiture at various dates before February 13, 2011.

(14)	Includes 166,000 shares purchasable by Mr. Smith within 60 days upon exercise of options and 13,000 restricted stock shares subject to forfeiture at various dates before February 13, 2011.

(15)	Includes 106,000 shares purchasable by Dr. Carter within 60 days upon exercise of options and 8,333 restricted stock shares subject to forfeiture at various dates before May 9, 2009.

(16)	Includes 96,000 shares purchasable by Mr. Saunders within 60 days upon exercise of options and 8,333 restricted stock shares subject to forfeiture at various dates before May 9, 2009.

(17)	Includes 96,000 shares purchasable by Mr. Herndon within 60 days upon exercise of options and 8,333 restricted stock shares subject to forfeiture at various dates before May 9, 2009.

(18)	Includes 79,000 shares purchasable by Dr. Brawley within 60 days upon exercise of options and 8,333 restricted stock shares subject to forfeiture at various dates before May 9, 2009.

(19)	Includes 41,000 shares purchasable by Dr. O’Bannon within 60 days upon exercise of options and 7,000 restricted stock shares subject to forfeiture at various dates before February 13, 2011.

(20)	Includes 35,134 shares purchasable by Mr. Tarallo within 60 days upon exercise of options and 14,000 restricted stock shares subject to forfeiture at various dates before February 13, 2011.

(21)	Includes 4,590 restricted stock shares subject to forfeiture at various dates before May 9, 2009.

(22)
Includes 979,134 shares purchasable by all Executive Officers and Directors as a group within 60 days upon exercise of options and 100,922 restricted stock shares subject to forfeiture at various dates before February 13, 2011. Also includes shares beneficially owned by Mr. and Mrs. Ferguson (See footnote 10 above).

PROPOSAL NUMBER ONE
ELECTION OF DIRECTOR

The Corporate Governance Committee has selected, and the Board of Directors will cause to be nominated at the meeting, M. Christine Jacobs, for re-election as a Class III Director to serve until the Annual Meeting of Stockholders in 2010 or until her successor shall have been elected and qualified.

The Board of Directors of the Company is divided into three classes (Class I, Class II and Class III) with one class of Directors elected each year for a three-year term. The total number of Directors currently authorized is eight. One nominee has been selected by the Corporate Governance Committee and Board of Directors for nomination at the Annual Meeting. Immediately following the Annual Meeting, it is expected that there will be three vacancies on the Board. In accordance with applicable laws and the Company’s bylaws, the vacancies on the Board may be filled by the Board of Directors. The Corporate Governance Committee may identify and evaluate Director candidates to fill the vacancies on the Board at a later date, or the Board may elect to reduce the size of the Board. The rules of the Securities and Exchange Commission provide that proxies for the Annual Meeting cannot be voted for a greater number of persons than the number of nominees named.

Provided that a quorum of stockholders is present at the meeting in person or by proxy, the Director nominee will be elected by a plurality of the votes cast at the meeting. Abstentions and “broker non-votes” will have no effect on the election of the Director. The persons named on the enclosed proxy card or their substitutes will vote all of the shares that they represent for the above-named nominee unless instructed otherwise on the proxy card. If at the time of the Annual Meeting of Stockholders the nominee is unable or declines to serve, the discretionary authority provided in the proxy will be exercised to vote for a substitute.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE NAMED IN THIS PROPOSAL.

The Directors and Director nominee have supplied the Company with the following information concerning their age, principal employment, other directorships and positions with the Company:

Class III Directors

Orwin L. Carter, Ph.D. Current term expires in 2007 Director since 1991 Age: 64
Dr. Carter previously served as Vice President of Finance and Administration for Hamline University. Dr. Carter was employed by Hamline from 1996 to 1999. From March 1995 to August 1997, Dr. Carter served as a consultant with INCSTAR Corporation, a manufacturer of in vitro diagnostic test kits and an affiliate of Sorin Biomedica. From 1989 to September 1994, Dr. Carter served INCSTAR in various capacities including Chairman, Chief Executive Officer and President. Dr. Carter also currently serves on the Board of Directors of Lifecore Biomedical, Inc., a NASDAQ-listed manufacturer of biomaterials and medical devices, where he currently serves on the Audit Committee and on the Governance and Nominating Committee.

M. Christine Jacobs Nominated for election at the annual meeting, term to expire in 2010 Director since 1992 Age: 56
Since 1992, Ms. Jacobs has been President and Chief Operating Officer of the Company, and in August 1993, Ms. Jacobs was promoted to the position of Chief Executive Officer while retaining the position of President. In 1997 Ms. Jacobs was elected Co-Chairman and in 1998 she was elected Chairman. She served as Chairman until 2005. Ms. Jacobs is also a member of the Board of Directors of McKesson Corporation, a NYSE company (ticker symbol, MCK) and serves on its Compensation and Governance Committees. Ms. Jacobs also sits on the Boards of The Georgia State University Foundation, the Georgia Aquarium, the Board of Councilors of the Carter Center in Atlanta, the American Council for Capital Formation and Friends of Centers for Disease Control and Prevention.

Class I Director (term to expire in 2008)

John V. Herndon Director since 1987 Age: 65
Mr. Herndon joined the Company in April 1987, as Executive Vice President and in July 1989, was appointed President, Chief Executive Officer and Chairman of the Board of Directors of the Company. In August 1993, Mr. Herndon relinquished his role as Chief Executive Officer while retaining his position as Chairman of the Board of Directors of the Company. Mr. Herndon stepped down as Chairman of the Board in December 1994, and currently serves as a Director and Advisor-to-the-President.

Peter A.A. Saunders, F.R.S.A. (Fellow of Royal Society of Arts) Director since 1989 Age: 65
Prior to his retirement in 1999, Mr. Saunders was Owner/Chairman of PASS Consultants from 1988 to 1997, a marketing and business consultancy company based in the United Kingdom. From 1992 to 1994 he served as managing director of United Artists Communications (London-U.K.) Ltd. and from 1975 to 1988 Mr. Saunders held various senior executive and managing directorship positions with Allders Department Stores in the U.K. From 1993 to 1998 Mr. Saunders was a non-executive director of Mayday University Hospital, a 700-bed hospital in London.

Class II Directors (term to expire in 2009)

Otis W. Brawley, M.D. Director since 1995 Age: 47
Dr. Brawley is a board certified Medical Oncologist. He is a Professor of Medicine and Oncology at the Emory University School of Medicine and Professor of Epidemiology at the Emory University Rollins School of Public Health. He is also Deputy Director for Cancer Control at the Winship Cancer Institute of Emory University. Dr. Brawley was previously a Senior Investigator and Assistant Director of the National Cancer Institute. He currently serves on several governmental scientific advisory boards and has designed a number of clinical trials. He is especially interested in cancer prevention and cancer epidemiology. He has authored more than one hundred peer-reviewed publications and serves as associate editor and reviewer for several prestigious scientific publications. In August 2001, Governor Roy Barnes named Dr. Brawley a Georgia Cancer Coalition Eminent Scholar.

Luther T. Griffith Director since August 2006 Age: 54
Since 1994, Mr. Griffith has been President of Griffith Resources, Inc., which provides consulting and capital resources to small business in the process of change. Mr. Griffith has served as a director of Lifecore Biomedical, Inc., a NASDAQ-listed manufacturer of biomaterials and medical devices since 2004, where he currently serves as Chairman of the Audit Committee and serves on the Governance and Nominating Committee.

Information on Committees of the Board of Directors and Meetings

The Board of Directors held twelve meetings during 2006. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings held by all committees of the Board of Directors on which they served. The Company encourages members of the Board of Directors to attend the annual meeting of stockholders. Seven of the eight Directors then in office attended the 2006 Annual Meeting.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All members of the Audit, Compensation and Governance committees must be independent directors as defined by the Board’s Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission (“SEC”) independence requirement which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than directors’ compensation. The Board of Directors has determined that each of the members of the Audit Committee, Compensation Committee and Corporate Governance Committee meets the Board’s Corporate Governance Guidelines for independence and that the members of the Audit Committee meet the separate SEC independence requirements.

The Audit Committee met seven times during 2006. The Audit Committee’s responsibilities include the selection of the Company’s independent auditors; maintaining direct lines of communication between the Board of Directors, the independent auditors and the Company’s financial management; monitoring the adequacy and effectiveness of the external audit function and the financial management of the Company; and assessing and monitoring the control environment and reporting to stockholders. The responsibilities of the Audit Committee are more fully described in its charter. Each of the members of the Audit Committee, whose members are Dr. Carter, who serves as Chair, Dr. Brawley, Mr. Griffith, and Mr. Saunders, is financially literate, as required of Audit Committee members by the New York Stock Exchange. The Board of Directors has determined that Mr. Griffith is an “Audit Committee Financial Expert.”

The Compensation Committee met four times during 2006. The Compensation Committee’s responsibilities include making recommendations to the independent Directors of the Board concerning remuneration of the Company’s Executive Officers and Directors, including incentive-based and equity-based compensation plans. The Committee also reviews the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement. The responsibilities of the Compensation Committee are more fully described in its charter. The Compensation Committee is composed of Mr. Saunders, who serves as Chair, Dr. Brawley and Dr. Carter.

The Corporate Governance Committee met five times during 2006. The Corporate Governance Committee’s responsibilities include overseeing the evaluation of the Board and Management of the Company, recommending to the Board which Directors should be selected to serve on the Board’s committees as well as which individual Directors should serve as Chair of each Committee, and recommending to the Board the Director nominees for the next annual stockholders’ meeting. The responsibilities of the Corporate Governance Committee are more fully described in its charter. The Corporate Governance Committee is composed of Dr. Brawley, who serves as Chair, Dr. Carter, Mr. Griffith and Mr. Saunders. The process for identifying and evaluating nominees to the Board of Directors is initiated by applying the criteria set forth in the Company’s Corporate Governance Guidelines to identify potential candidates who have the specific qualities or skills being sought, based on input from members of the Committee and the Board of Directors. Nominees for Director are selected based on their depth and breadth of experience, industry experience, financial background, integrity, ability to make independent analytical inquiries and willingness to devote adequate time to Director duties, among other criteria set forth in the Corporate Governance Guidelines.

The Corporate Governance Committee will consider written proposals from stockholders for nominees for Director. In order to be considered by the Corporate Governance Committee, any such nominations should be submitted to the Corporate Governance Committee c/o the Secretary of the Company at least 120 days before the first anniversary date of the Annual Meeting for the prior year, and accompanied by the information described under “Stockholder Proposals” below.

Director Independence

Under the current corporate governance listing standards of the New York Stock Exchange (“NYSE”), a majority of the members of the Company’s Board of Directors must be “independent” within the meaning of the rules of the NYSE. The Board has adopted categorical standards for independence which meet and go beyond the NYSE criteria. The Board’s categorical standards for independence are included in the Company’s Corporate Governance Guidelines which are available on the Company’s website at www.theragenics.com. The Board of Directors has affirmatively determined that Dr. Brawley, Dr. Carter, Mr. Griffith and Mr. Saunders are independent within the meaning of the Company’s Corporate Governance Guidelines. Each member of the Board’s Audit, Compensation and Corporate Governance Committees is independent as required by their respective committee charters.

Executive Sessions of Non-Management Directors

Non-management Directors meet without Management present at each regularly scheduled Board Meeting. The Chairman presides over the meeting. In addition, the independent directors meet at least once annually.

Communicating with the Directors

Stockholders and other interested parties may contact Directors of the Company by writing to them at the Company’s headquarters: Attn: (Director(s) Name) — C/O Corporate Secretary, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518, or by contacting them through the Company’s website at www.theragenics.com. Communications should clearly indicate whether they are intended for the full Board of Directors, non-management Directors, or a specific Director. The Corporate Secretary will ensure that any such correspondence reaches the intended Director(s). This centralized process assists the Board in reviewing and responding to stockholder communications in an appropriate manner.

Compensation Committee Interlocks and Insider Participation

There were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2006.

Corporate Governance Materials

The Company’s Corporate Governance Guidelines, Code of Business Conduct, Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Company’s Compensation Committee, Corporate Governance Committee and Audit Committee are available at the Company’s website at www.theragenics.com.These materials are also available without charge upon request directed to Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has the responsibility for establishing and implementing the Company’s compensation philosophy. The following Compensation Discussion and Analysis describes the material elements of compensation for executive officers identified in the Summary Compensation Table (“Named Executive Officers”).

General Philosophy. Theragenics compensates its executive management through a mix of base salary, short-term incentive cash bonuses and long-term incentive compensation. It is the Compensation Committee’s objective to offer competitive compensation packages that serve to both attract and retain high caliber executive talent.

The short-term incentive cash bonus and long-term incentive compensation have been structured to accomplish the Compensation Committee’s philosophy that a significant portion of the Named Executive Officer’s pay should be “at risk” based on performance. Long-term incentive compensation takes the form of stock option grants, restricted stock grants, performance restricted stock rights and/or cash payments. Our compensation packages are designed to be competitive with and targeted at the median of compensation for comparable employers as it relates to both base salary and total compensation.

Our compensation setting process consists of evaluating base salaries against those existing for comparable employers and recognizing relative strengths of the particular executive as it relates to the value associated with that individual’s specific industry expertise, specific networks and particular knowledge of the peculiarities of Theragenics’ businesses and history. Many of these relative strengths are the direct result of a Named Executive Officer’s longevity with Theragenics or within the industries in which we operate.

Short-term and long-term incentive compensation is combined with base salary and the total is evaluated against like numbers existing for comparable employers. A market survey of comparable employers has been performed and will be performed periodically. In years where a market survey is not performed, salary adjustments for executives for the upcoming year have been based in part on broad-based general market data provided by our compensation consultant in order to supplement the most recent market survey of comparable employers.

Short-term incentive compensation is designed to reward performance through tying awards primarily to: consolidated or segment-based revenue; earnings per share or segment-based operating profit objectives and; specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to the Company’s current or long-term performance. Long-term incentive compensation is designed to reward company-wide performance by tying awards to achievement of three-year cumulative revenue and earnings per share targets established at the beginning of each three-year performance cycle.

Targeting Overall Compensation. In 2004 the Compensation Committee of Theragenics’ Board of Directors engaged Compensation Strategies, an experienced provider of executive and director compensation consulting services, to assist the Committee in carrying out its responsibilities with respect to executive compensation. In May 2004, the Compensation Committee approved a group of companies that had been proposed by Compensation Strategies for use in reviewing executive pay, outside director compensation, and levels of performance among similar companies. This group of companies was selected based on the companies’ comparable business areas; revenue sizes that, in the composite, are similar to Theragenics’; and seemingly market “representative” pay practices. As many as practical of the small universe of direct competitors of Theragenics have been included in the compensation peer group. The compensation peer group includes the following companies: ArQule, Inc.; Cell Genesys, Inc.; Corixa Corporation (since acquired by GlaxoSmithKline and removed from the group); Digene Corporation; Hybridon, Inc (which has changed its name to Idera Pharmaceuticals Inc.); ILEX Oncology, Inc. (since acquired by Genzyme Corporation and removed from the group); Medarex, Inc.; Mentor Corporation (a direct competitor prior to selling their brachytherapy business to Coloplast); Myriad Genetics, Inc.; Neogen Corporation; North American Scientific Inc. (a direct competitor); Novoste Corporation; Nuvelo, Inc.; OSI Pharmaceutical, Inc.; Oscient Pharmaceuticals Corporation; Protein Design Labs, Inc.; Quidel Corporation; Synovis Life Technologies, Inc.; Third Wave Technologies, Inc.; Transkaryotic Therapies, Inc. (since acquired by Shire Pharmaceuticals and removed from the group); XOMA Ltd.; and Zymogenetics, Inc. The compensation peer group was used by Compensation Strategies to establish benchmarks for compensation for 2005. To update these benchmarks for 2006, Compensation Strategies applied an annual growth factor derived from broad-based surveys and made additional adjustments to reflect the acquisition of CP Medical.

Base Salaries. Applying this 2006 benchmark analysis, Compensation Strategies initially calculated a median or 50th percentile base salary for each position that satisfied the Compensation Committee’s desire to target Named Executive Officer compensation at the median of compensation for comparable employers. The Compensation Committee, with the assistance of Compensation Strategies, established salary ranges around the mid-point reflecting the Committee’s subjective evaluation of individual performance and importance to the Company going forward. Based on a combination of performance factors, including the CEO’s successful diversification of our business, her recognition by our industry as an industry expert and as a staunch, vocal, visible and preeminent supporter of the practice of brachytherapy and the relative performance of our stock price in recent years, the Compensation Committee evaluated the CEO’s position on the salary continuum as falling at $493,000, very close to the 50th percentile level in the 2006 benchmark analysis.

The Compensation Committee followed a similar process for establishing compensation for the remainder of the Named Executive Officers by establishing a salary continuum reflecting ranges established around the 50th percentile indicated in the 2006 benchmark analysis. However, one difference in the process related to the other executive officers was the integral involvement of the CEO in the process of determining where each Named Executive Officer’s compensation fell on the salary continuum that was developed for that executive’s particular position.

Whereas salaries are generally targeted at the 50th percentile, the institution of this practice for non-CEO Named Executive Officers has been a relatively recent occurrence beginning in 2005. Previous compensation practices paid this group of executives well below the 50th percentile. Although a Named Executive Officer may merit a salary at median, the Compensation Committee desires to see a more gradual increase toward the 50th percentile. This has resulted in 2006 compensation for non-CEO Named Executive Officers being below that which might have been expected if the existing compensation philosophy had been in place for a longer time.

Allocation among Components. Under our compensation structure, the mix of base salary and short-term incentive compensation varies depending on the Named Executive Officer’s level. For the CEO, short-term incentive compensation is targeted at 50% of base salary but can range from 0% to 100% of base salary based on performance. For all other Named Executive Officers, short-term incentive compensation is targeted at 35% of base salary but can range from 0% to 70% of base salary based on performance. For 2006, long-term incentive compensation for all executives was designed to be at approximately the 25th percentile of the market for comparable companies (as determined by Compensation Strategies) when targeted performance is achieved. If maximum performance measures are achieved or exceeded, long-term incentive compensation would reach approximately the 45th percentile of market. For 2007, long-term incentive compensation for all executives is designed to be approximately at the 45th percentile of market (as determined by Compensation Strategies) when targeted performance is achieved.

Short-term Incentive Compensation. Our practice is to award cash short-term incentive compensation based upon performance objectives approved by our Board of Directors. For 2006 and 2007, the performance goals for our Named Executive Officers include revenue goals, earnings per share/profit-before-tax goals and specific individual goals where a Named Executive Officer’s achievement of that goal is considered to be of particular importance to the Company’s current performance. Financial goals are either based on consolidated results, segment based results, or in 2007, a combination of consolidated results and segment based results, all depending on the Named Executive Officer. The CEO’s financial goals are based on consolidated results. We believe that the achievement of these goals is in the best interests of our stockholders. For 2006, short-term incentive compensation was split with 40% dependent on achieving revenue objectives, 40% dependent on achieving earnings per share/profit-before-tax objectives and 20% dependent on achieving individual goals. For 2007, short-term incentive compensation is split with 35% dependent on achieving revenue objectives, 35% dependent on achieving earnings per share/profit-before-tax objectives and 30% dependent on achieving individual goals. Revenue and earnings per share/profit-before-tax targets are taken from the Company’s operating budget, which has been reviewed and approved by Theragenics’ Board of Directors. These operating budget numbers represent what the Board believes to be a realistically achievable result when the Theragenics’ strategic business plan is well executed within the current industry business climate. Threshold goals for revenue and earnings per share/profit-before-tax represent the minimally acceptable financial results in order for a Named Executive Officer to receive any short-term incentive compensation. Results below threshold amounts result in no short-term incentive compensation. Achievement of threshold amounts pay out at 60% of the targeted short-term incentive compensation. Maximum goals represent attainable results but significantly above those thought to be reasonably achievable under Theragenics’ business plan given the current business climate. Achievement of maximum amounts pays out at 200% of the targeted short-term compensation. Performance falling between Threshold and Target or Target and Maximum are interpolated to arrive at the percent of base salary award earned.

The Compensation Committee retains discretionary authority to supplement short-term incentive awards and has done so in cases where individuals have recorded accomplishments important to the Company in addition to those contemplated when goals for the year were set.

In February 2007, the Compensation Committee met to review the Named Executive Officers performance against their short-term objectives for 2006. While our surgical products segment revenue fell between target and maximum goals generating a 15% bonus to base for Mr. Ferguson, corporate revenues fell short of the threshold goal established for the remaining Named Executive Officers to receive a revenue based bonus. In contrast, corporate EPS results exceeded the maximum goal set, resulting in these same remaining Named Executives and the CEO receiving 28% and 40% bonuses to base, respectively. The Company’s focus on cost reduction and containment as well as its successful actions in securing positive reimbursement actions not only led to improved EPS but also resulted in the Company being able to recognize a significant reduction in its allowance for deferred tax asset, which further enhanced the EPS results for 2006. While we were very pleased with the performance of our surgical products segment, operating profit for our surgical products segment failed to meet the threshold amount we had set for it in our first effort to establish these goals for the surgical products segment. The Named Executive Officers were very successful in achievement of their specific individual goals with the CEO exceeding her targeted individual goals and receiving a 12.5% bonus to base. The remaining Named Executive Officers either exceeded their target goals or achieved the maximum goals resulting in the receipt of individual goal bonuses ranging from 12.8% to 14% of base salary.

In addition, discretionary bonuses were approved in recognition of significant contributions to the Company and accomplishments during 2006 beyond those contemplated in the 2006 Short-Term Incentive Program for certain officers, including: $32,175 for Ms. Jacobs for her significant efforts and contributions in protecting Medicare reimbursement levels for prostate brachytherapy; $20,000 for Mr. Smith for his continued outstanding performance and in recognition of his 20 years of exceptional contributions to the Company; $30,000 for Mr. Tarallo for his contributions related to the acquisition of Galt Medical Corp.; and $10,000 for Mr. Ferguson for his contributions to growth realized in the Company’s surgical products business.

Long-term Incentive Compensation. It is the purpose of this component of compensation to provide a long-term benefit to the Named Executive Officer and through a staggered vesting schedule to create both a retention incentive and closely tie an executive’s benefit to a shareholder’s desire for stock price appreciation. Equity has been and continues to be a substantial component in our long-term incentive compensation. In determining the amount of awards under the long-term incentive compensation program, the Compensation Committee considers both the anticipated cost of programs to the Company as well as how the awards will compare to long-term incentive compensation practices at comparable companies.

In 2006, the Compensation Committee, supported by analysis performed by Compensation Strategies and considering cost to the Company, set long-term incentive compensation awards for the 2006 though 2008 performance cycle at approximately the 25th percentile of market if target results are obtained and at approximately the 45th percentile if the maximum award is received. The 2006 awards were granted in the form of performance restricted stock rights (“performance rights”). The number of shares of common stock issuable upon vesting of the performance rights varies based on achievement of revenue and earnings per share performance goals for the three-year period covered by the awards, relative to the Company’s strategic plan for that period. We believe that since a portion of this award is designed as a tool to retain executives, there should be a minimum level at which the 2006 performance rights should vest based on continued employment at the end of the three-year cycle, regardless of performance. We have established this minimum level as 30% of the targeted amount of shares represented by the performance right. Subject to this 30% minimum to serve as a retention tool, we believe that the level at which the performance rights vest should reflect the performance of Theragenics over the performance cycle. In 2006, the Compensation Committee chose to measure this performance as follows: 25% tied to cumulative revenue goals over the three-year period, 25% tied to cumulative earnings per share goals over the three-year period and 50% tied to the Compensation Committee’s discretionary measurement of corporate performance. Executive Officers can earn from 30% to 200% of target based on actual revenue and EPS for the three year period relative to the Company’s strategic plan, and the subjective discretion of the Compensation Committee. Performance rights earned vary with actual performance and are interpolated between Threshold and Target and Target and Maximum.

The performance rights granted in 2004 and 2005 originally were designed to base the amount earned on total shareholder return over a three-year performance period (2004 - 2006 and 2005 - 2007, respectively). In recognition of potentially significant administrative costs in connection with the implementation of Statement of Financial Accounting Standards No. 123R in 2006 the Compensation Committee terminated the performance cycle for measuring total shareholder return for the 2004 and 2005 performance rights effective December 31, 2005 for current Executive Officers with vesting conditioned on continued employment through the original three year term of the award subject to acceleration in certain events. For the performance rights granted in 2004 the measurement of total shareholder return at December 31, 2005 was below threshold and accordingly, the 2004 performance rights vested on December 31, 2006 at the minimum of 30% of the original target amount. For the performance rights granted in 2005, the measurement of total shareholder return at December 31, 2005 was between threshold and target. Accordingly, the payout of the award was interpolated and set at 62.5% of the original target amount.

In 2007, the Compensation Committee revised its long term incentive program in an effort to better support company initiatives and retain and motivate executives. Upon reviewing the 2006 and prior awards, the Compensation Committee felt that the existing program of granting performance rights as the sole long-term incentive, which were calculated by Compensation Strategies to be at approximately the 25th percentile of market (based upon updated information available in late 2006 and early 2007), was not adequately competitive. The Compensation Committee, with the assistance of Compensation Strategies, looked at awards at various percentiles of market and the anticipated costs associated with each. The Committee decided to target long-term incentive awards at the 40th percentile of market as a balance between motivational effectiveness, competitiveness in the marketplace, and cost to the Company. The Compensation Committee also chose to change the components of the long-term incentive awards from performance rights to: (i) one-third time-vested restricted stock (as a retention vehicle); (ii) one-third time-vested options (as a vehicle to align compensation with share price and shareholder return); and (iii) one-third performance cash (as a vehicle for tying compensation to goal achievement). The vesting period for both the restricted stock and the options is four years from the date of grant. Performance goals are only applicable to the cash portion of the long-term incentive awards and are based on the achievement of Board approved revenue and earnings per share goals based on the Company’s three-year strategic plan for the 2007 - 2009 performance cycle. Executive Officers can earn from 0% to 200% of the targeted cash portion of the long-term incentive awards based on actual performance as measured by the revenue and earnings per share goals for the three-year period.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. Severance benefits are paid to executives as salary continuance or ratably over a stated period, except for severance paid to the CEO, which is paid in a lump sum.

Where termination is without “Cause” or the employee terminates employment for “Good Reason”, as each term is defined in the employment agreements, such employment agreements provide for benefits equal to two times the sum of the current base salary plus the most recently completed year’s annual bonus (short-term incentive award) in the case of our CEO, and one to two times the current base salary in the case of the non-CEO Named Executive Officers. We provide for immediate vesting of equity incentive compensation (prorated for stock options issued within one year of termination as a result of disability or death) in the case of the CEO and maintain disability and other welfare plan benefits (other than continued group long-term disability coverage) for the CEO and CEO’s family, which are generally available to executives of the Company, for a period of two years from the date of termination at the same cost to the CEO as is charged to such executives from time to time for comparable coverage. Long-term incentive cash awards are prorated based on the relative length of service during the performance or vesting period. For the non-CEO Named Executive Officers long-term incentive performance rights, unvested restricted shares, and long-term incentive cash awards are prorated based on the relative length of service during the performance or vesting period. Unvested options are immediately vested only in the case of death, disability or retirement. We do not maintain disability and other welfare plan benefits above those offered to all employees for Named Executive Officers other than the CEO. We believe that these practices are within market. Severance under a change in control is subject to different provisions as outlined below.

Retirement Plans. The Company and its subsidiaries sponsor 401(k) defined contribution retirement savings plans for employees. Matching contributions are made in Company stock or in cash, depending on the plan. Named Executive Officers may participate under the applicable plan on the same basis as all employees. In 2006, Theragenics maintained no other retirement savings plans nor did it maintain any balances under any other retirement savings plan.

Change in Control. With a high level of acquisition activity in today’s business environment, it is important that our executives be able to focus on the day-to-day execution of the Company’s business strategy. It is our belief that the interests of stockholders will be best served if the interests of our executives are aligned with stockholders’ interests, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executives to pursue potential change in control transactions that may be in the best interests of shareholders.

Severance payments in connection with a Change in Control (as defined in the employment agreements) are generally the same as in a termination by the Company without “Cause” or by the executive for “Good Reason” except as follows. The CEO receives three times the sum of the respective averages of the last three years of base salary and bonus, paid as one lump sum. The non-CEO Named Executive Officers each receive two to three times their current base salary, paid over a two to three year period. Long-term incentive program performance rights under open performance cycles vest and are issued immediately at target levels and all previously vested but unpaid performance rights will be issued immediately. Also, unvested stock options, unvested restricted shares and any long-term incentive cash opportunity will all vest and be issued immediately and the long-term incentive cash will be paid immediately.

Because of the excise tax imposed on “excess parachute payments” under Internal Revenue Code 280G, we have agreed to reimburse the CEO for any excise taxes imposed as a result of Change in Control benefits and all taxes due on the reimbursement. For the remainder of the Named Executive Officers, we cap their change in control benefits so that no such excise taxes will be imposed unless payment of the amount after taxes would result in the Executive Officer receiving a greater after-tax amount. Change in Control benefits for the CFO and the President of CP Medical are “double trigger” (meaning both (i) a change in control occurs and (ii) termination of employment by the acquirer without “Cause”, or by the Named Executive Officer for “Good Reason”, as defined in the employment agreements, occurs). The agreements for the Executive VP of Strategy and Business Development and the Executive VP of Organizational Development provide that those individuals may resign for any reason in connection with a Change in Control. The CEO’s agreement provides that a Change in Control constitutes Good Reason.

Perquisites and Other Benefits. We believe that a good and competitive benefit package is crucial in attracting and retaining executives and good employees in general.

Each executive of Theragenics participates in the benefit plans on the same terms as other employees at the locations at which they maintain their office. These plans include medical insurance, dental insurance, life insurance, disability insurance, employee stock purchase plan, and participation in a lottery for seats available in the Company’s suite at a sports and entertainment complex. Relocation benefits also are reimbursed based upon an existing company relocation policy.

Additionally, non-CEO Named Executive Officers are also eligible to receive some or all of following benefits: reimbursement for one or more (if held at time of original employment) professional licenses for business-related purposes and reimbursement for two trips and meetings per year to maintain such licenses; reimbursement for one business-related membership; an automobile allowance of $400 - $500 per month which is added to the executive’s base salary, reimbursement of $1,000 to $4,000 annually for personal financial, tax and estate planning; payment for an annual physical either through the company’s general medical plan or as reimbursement if the executive is not covered by the company’s medical insurance; and reimbursement for life insurance supplemental to that provided to employees generally to the lesser of an additional $200,000 of coverage or a maximum of $450,000.

In addition to eligibility to participate in benefits offered to all executives and employees, the CEO is provided long-term disability insurance coverage in excess of the plan maintained for all employees. This supplemental disability insurance provides long-term disability payments equal to the maximum insurable amount of the CEO’s total average monthly compensation as the Compensation Committee determines can be purchased at no more than reasonable cost to the Company. The Company also pays the CEO $35,000 annually that may be used and invested at the CEO’s discretion to the end of producing retirement income. Applicable withholding and payroll taxes are withheld from this $35,000 payment. Under his employment agreement, the CFO is provided with or reimbursed for up to $10,000 of unspecified perquisites as requested by the CFO and approved by either the CEO, Compensation Committee, or the Board. No such perquisites were paid to the CFO in 2006.

Board Process and Equity Grant Practices. The Compensation Committee of the Board of Directors meets annually, usually in February, to establish recommendations to be made to the independent directors of Theragenics’ Board of Directors, for compensation and metrics for awards to executives, which include the Named Executive Officers. The Compensation Committee is assisted in this process by Compensation Strategies, who establishes peer and industry comparables for use by the Committee. The CEO, at the Committee’s request, provides the Committee with a self-evaluation of her performance and assists the Committee in reaching compensation decisions with respect to the Executive Officers other than the CEO. The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO. Prior to this meeting, each director completes an evaluation of CEO performance for the just completed year and these evaluations are summarized by Compensation Strategies. The CEO meets with the Committee at this annual meeting to discuss with the Committee the summary of her annual evaluation and her recommendation for executive compensation. Following this discussion, discussion with Compensation Strategies and review of the information provided by Compensation Strategies and the CEO, the Compensation Committee arrives at its compensation recommendations. Shortly after the Compensation Committee meets, the independent members of Theragenics Board of Directors meet to consider, potentially adjust and then approve the Committee’s recommendations. The exercise price of any stock options awarded to Named Executive Officers is the closing price of Theragenics common stock on the date of grant, which is generally the date of the February meeting of the Board of Directors. Other equity awards, such as restricted stock, are also awarded to our Named Executive Officers at this meeting. Board and Committee meetings are usually scheduled at least six to twelve months in advance. Scheduling decisions are made without regard to anticipated earnings or other material or significant announcements by the Company. The Compensation Committee and Board of Directors may also consider equity grants on the date which an employee becomes a Named Executive Officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis set forth above and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement. This report is being provided by the following independent directors, who comprise the Compensation Committee:

Peter A. A. Saunders — Chairman
Otis W. Brawley, M.D.
Orwin L. Carter, Ph.D.

EXECUTIVE OFFICERS

The Executive Officers and persons appointed to become Executive Officers of the Company as of the date of this proxy statement and their age, position with the Company and business experience for the past five years are set forth in the table below.

Executive Officer	Office and Other Information
M. Christine Jacobs Age: 56	President and Chief Executive Officer. See information above under Class III Directors.

Francis J. Tarallo Age: 47
Mr. Tarallo has served as Chief Financial Officer and Treasurer since August 2005. He joined the Company in June 1998 as Director of Finance, and served as General Manager, Oak Ridge, from January 2001 to August 2005. Mr. Tarallo is a Certified Public Accountant.

Bruce W. Smith Age: 54
Mr. Smith has been the Executive Vice-President for Strategy and Business Development since August 2002, Secretary since May 2005 and an Executive Vice-President of the Company since 1998. Mr. Smith joined the Company in 1987 and served as the Company’s Chief Financial Officer, Secretary and Treasurer from 1989 to August 2002. Mr. Smith serves as a director of the Georgia Biomedical Partnership, a 501(c)(3) organization.

R. Michael O’Bannon, Ph.D. Age: 57
Dr. O’Bannon has been the Executive Vice-President of Organizational Development since June 1998. Prior to joining Theragenics, Dr. O’Bannon worked in private practice as a Corporate Psychologist. Dr. O’Bannon earned a B.A., English Literature and a Ph.D., Clinical Psychology from the University of Alabama. Dr. O’Bannon serves on the Board of Directors of EEG Spectrum International, a privately-held company providing training in EEG biofeedback treatment methodologies.

Patrick J. Ferguson Age: 50
Mr. Ferguson is President of the Company’s CP Medical subsidiary, which was acquired by Theragenics Corporation in May 2005. Mr. Ferguson founded CP Medical in 1990 and has been President of CP Medical since its inception.

James Eddings Age: 69	Mr. Eddings is President of the Company’s Galt Medical Corp. subsidiary. Mr. Eddings founded Galt Medical in 1991 and has been President since its inception.

EXECUTIVE COMPENSATION AND RELATED MATTERS

The following table summarizes the compensation paid by the Company for services rendered during the years indicated to each of the Company’s Named Executive Officers serving as of December 31, 2006. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers ranked by their total compensation in the table below.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(3)	(g)(1)	(h)	(i)(4)	(j)
M. Christine Jacobs	2006	493,000	32,175	67,190	—	237,825	—	60,028	890,218
President & Chief
Executive Officer

Francis J. Tarallo	2006	235,000	30,000	52,124	2,102	92,120	—	16,687	428,033
Chief Financial Officer
& Treasurer

Bruce W. Smith	2006	255,000	20,000	18,751	1,558	107,100	—	20,114	422,523
Executive Vice-President of
Strategy and Business
Development

R. Michael O’Bannon, PhD	2006	196,000	—	14,063	1,588	82,320	—	(5)	293,971
Executive Vice-President
of Organizational
Development

Patrick J. Ferguson	2006	220,000	10,000	22,059	—	63,800	—	14,868	330,727
President CP Medical

(1)
The amount in columns (d) and (g) reflect the cash awards to the named individuals under the Short-term Incentive Compensation program, which is discussed in further detail in the Compensation Discussion and Analysis.

(2)
This column represents the dollar amount recognized in 2006 for financial statement reporting purposes with respect to the fair value of the performance rights awards and restricted stock unit awards granted in 2006 and in prior years, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”). For more information on valuation of share-based awards, see footnote J to the Company’s financial statements included in Form 10-K for the year ended December 31, 2006. See the Grants of Plan-Based Awards Table for information on awards made in 2006. These amounts reflect the Company’s 2006 accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(3)
This column represents the dollar amount recognized in 2006 for financial statement reporting purposes with respect to the fair value of stock options granted prior to 2006, in accordance with SFAS 123R. No stock options were granted to Named Executive Officers in 2006. For more information on valuation of share-based awards, see footnote J to the Company’s financial statements included in Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s 2006 accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

(4)	The amount shown in column (i) includes:

•	$35,000 paid to Ms. Jacobs to be used at her discretion to the end of producing retirement income;

•	amount paid for financial counseling and tax preparation services for Mr. Smith;

•	a monthly car allowance to Mr. Tarallo, Mr. Smith and Mr. Ferguson;

•	amounts paid for life insurance premiums on behalf of each Named Executive Officer;

•	tax gross-ups for each of the previous perquisites provided to the Named Executive Officer;

•	matching contributions allocated by the Company to each of the Named Executive Officers pursuant to the Employee Savings Plans (401(k) Plans); and

•	amount paid for long-term disability insurance premiums on behalf of Ms. Jacobs.

Except for the $35,000 amount paid to Ms. Jacobs as identified above in this footnote, the amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

(5)	All Other Compensation for Dr. O’Bannon is less than the $10,000 reporting minimum.

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)(1)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares Of Stock Or Units(#) (i)	All Other Option Awards: Number of Securities Underlying Options(#) (j)	Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)(2)
M. Christine Jacobs	2/15/2006				12,900	43,000	86,000				123,444
Francis J. Tarallo	2/15/2006				6,000	20,000	40,000				57,416
Bruce W. Smith	2/15/2006				3,600	12,000	24,000				34,449
R. Michael O’Bannon, PhD	2/15/2006				2,700	9,000	18,000				25,837
Patrick J. Ferguson	2/15/2006				6,000	20,000	40,000				57,416

(1)
The amounts shown in column (f) reflect the minimum for the performance rights granted for the 2006 - 2008 performance cycle, which is 30% of the target amount shown in column (g). The amount in column (h) is 200% of such target amount. Components of the actual award will be determined as follows: 25% based on cumulative revenue and 25% based on cumulative EPS for the performance cycle, each relative to the Company’s strategic plan for that period; and 50% based on the Compensation Committee’s subjective discretion.

(2)
The amounts shown in column (l) represent the total fair value of the performance rights granted for the 2006 - 2008 performance cycle in accordance with SFAS 123R. These amounts are expected to be recognized for financial statement reporting purposes over the 2006 - 2008 performance period, adjusted for actual performance during the period. For more information on valuation of share-based awards, see footnote J to the Company’s financial statements included in Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s expected accounting expense for these awards over the 2006 - 2008 period, and do not correspond to the actual value that will be recognized by the Named Executive Officer.

Outstanding Equity Awards at Fiscal Year-End
December 31, 2006

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Numer of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have not Vested
Name (a)	Exercisable (b)	Unexercisable (c)	(#) (d)	($) (e)	Date (f)	(#) (g)	($) (h)*	Vested (#)(i)	($) (j)*

M. Christine Jacobs	180,000	—	—	9.69	8/26/2009	12,900(1)	39,990	24,408(2)	75,665
	180,000	—	—	5.02	8/26/2012	13,438(3)	41,658

Francis J. Tarallo	15,000	—	—	8.88	12/19/2009	6,000(1)	18,600	11,352(2)	35,191
	10,000	—	—	5.75	1/3/2011	6,250(3)	19,375
	8,000	2,000 (4)	—	4.28	12/20/2012
	1,067	2,133 (5)	—	3.95	1/14/2015

Bruce W. Smith	100,000	—	—	18.50	12/1/2007	3,600(1)	11,160	6,811(2)	21,114
	50,000	—	—	8.88	12/19/2009	3,750(3)	11,625
	16,000	4,000 (4)	—	4.28	12/20/2012

R. Michael O’Bannon, PhD	25,000	—	—	8.88	12/19/2009	2,700(1)	8,370	5,109(2)	15,838
	16,000	4,000 (4)	—	4.28	12/20/2012	2,813(3)	8,720

Patrick J. Ferguson	—	—	—	—	—	6,000(1)	18,600	11,352(2)	35,191

*
Based on the closing price of the Company’s common stock on December 31, 2006 of $3.10. The market value or payout value of unvested shares and rights does not correspond to the actual value that may ultimately be realized by the Named Executive Officer.

Note: option exercise prices are rounded, since prices prior to 2000 extended to four decimal places.

(1)
Represents time-based vesting portion of performance rights granted on 02/15/06 for the 2006 – 2008 performance cycle that are scheduled to vest December 31, 2008, subject to acceleration in certain events. The performance rights vest at a minimum level of .30 of a share for each performance right subject to continued employment. See also note 2.

(2)
Represents the performance-based vesting portion of the performance rights granted on 02/15/06 for the 2006 – 2008 performance cycle. These performance rights are scheduled to vest on December 31, 2008 subject to continued employment and acceleration in certain events. The number of shares issuable upon vesting is based on performance measures and will earn a minimum of 30% of target, up to a maximum 200% of target. The number of shares are measured over the three year period and tied to actual performance measures including cumulative revenue goals, cumulative earnings per share goals and the Board of Directors and Compensation Committee’s discretionary measurement of corporate performance. The estimated payout in shares is based on performance measures calculated at 12/31/2006 and may vary from the final award. (See the discussion of Long-term Incentive Compensation in the Compensation Discussion and Analysis).

(3)
Performance rights granted under the Long-term Incentive Compensation program have been fixed at 62.5% of the original target grant for the 2005 – 2007 performance period and are scheduled to vest December 31, 2007 (See the discussion of Long-term Incentive Compensation in the Compensation Discussion and Analysis).

(4)	Remaining outstanding unvested options vest 12/20/2007.

(5)	Remaining outstanding unvested options vest equally over two years beginning 1/14/2007.

Option Exercises and Stock Vested
As of Fiscal Year-End December 31, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

M. Christine Jacobs	—	—	6,450(1)	19,995(3)
Francis J. Tarallo	—	—	10,000(2)	31,000(3)
Bruce W. Smith	—	—	1,800(1)	5,580(3)
R. Michael O’Bannon, PhD	—	—	1,350(1)	4,185(3)
Patrick J. Ferguson	—	—	1,500(1)	4,650(3)

(1)
Performance rights granted in 2004 vested on December 31, 2006. The number of shares distributed was calculated at minimum or 30% of target. See Long-term Incentive Compensation section of the Compensation Discussion and Analysis.

(2)	Represents vesting on December 31, 2006 of restricted stock award granted in 2005.

(3)	Value realized on vesting is based on the closing price of the Company’s common stock on December 31, 2006 of $3.10, and does not include any withholding taxes paid by the Named Executive Officer.

Equity Compensation Plan Information

The following table summarized information about the options, rights and other equity compensation under the Company’s equity of the close of business on December 31, 2006. The table does not include information about tax qualified plans such as the Theragenics Employee Savings Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity compensation plans approved by security holders	2,150,867	$10.30	1,604,814
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	2,150,867	$10.30	1,604,814

(1)
In addition to outstanding options, warrants and rights, column (a) reflects shares issuable upon vesting of timebased performance rights granted from the 2006 - 2008 performance cycle and a fixed amount of performance rights from the 2005 - 2007 performance cycle. To the extent the performance rights are realized at vesting, shares issued in respect of outstanding rights would be higher than indicated in column (a) and shares available for future issuance would decrease or increase, respectively by the same amount from the number indicated in column (c).

(2)	No exercise price is payable with respect to the performance or restricted stock rights, and accordingly the weighted-average exercise price is calculated based solely on outstanding options.

(3)
Reflects shares of Common Stock remaining available for future issuance under the Company’s 2006, 2000 and 1997 Stock Incentive Plans, and 48,609 shares of Common Stock remaining available for future issuance under the Company’s Employee Stock Purchase Plan.

Potential Payments Upon Termination or Change of Control

M. Christine Jacobs

The following table shows the potential payments upon termination or a change of control of the Company for Ms. Jacobs, the Company’s President and Chief Executive Officer.

Executive Benefits and Payments Upon Separation	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2006 ($)	Involuntary for Good Reason Termination (Change-in-Control) on 12/31/2006 ($)	Disability on 12/31/2006 ($)	Death on 12/31/2006 ($)
Compensation:
Accrued Obligations	209,000 (1)	209,000 (1)
Stock Options
Performance Shares	66,286 (2)	174,956 (3)	66,286 (4)	66,286 (4)

Benefits & Perquisites:
Health and Welfare Benefits	9,501 (5)	9,501 (5)	9,501 (5)
Disability Income	17,638 (5)	17,638 (5)	404,000 (6)
Life Insurance Benefits	2,455 (5)	2,455 (5)	2,455 (5)	300,000 (7)
Cash Severance	1,404,000 (8)	1,825,000 (9)

(1)	Represents a lump-sum payment of a pro rata share of the most recently paid annual bonus, “Accrued Obligations”, as defined by Ms. Jacobs’ employment contract.

(2)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08) plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target. Number of vested shares has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle. If termination of employment is voluntary for Good Reason, then no performance shares vest and the value of amount payable for performance shares is zero.

(3)	Represents immediate vesting of the performance rights granted under the 2006 – 2008 performance cycle at target, plus performance rights under the 2005 – 2007 performance cycle at 62.5% of target.

(4)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08) plus performance rights under the 2005 – 2007 performance cycle, which has been fixed at 62.5% of target. Number of vested shares has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle

(5)	Represents the cost of coverage over a two-year period.

(6)	Represents monthly payments of $4,000 payable to Ms. Jacobs until age 65, payable under long-term disability coverage.

(7)	Represents the proceeds payable to Ms. Jacobs’ beneficiaries upon her death.

(8)	Represents a lump-sum payment of two times the sum of base salary plus the most recent annual bonus paid as of December 31, 2006.

(9)	Represents three times the sum of the average base salary plus annual bonus paid in the most recently completed three fiscal years in the event of Change in Control.

Francis J. Tarallo

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Tarallo, the Company’s Chief Financial Officer and Treasurer.

Executive Benefits and Payments Upon Separation	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2006 ($)	Involuntary for Good Reason Termination (Change-in-Control) on 12/31/2006 ($)	Disability on 12/31/2006 ($)	Death on 12/31/2006 ($)
Compensation:
Short-term Incentive
Stock Options
Performance Shares	30,831 (1)	81,375 (2)

Benefits & Perquisites:
Health and Welfare Benefits
Disability Income
Life Insurance Benefits				200,000 (3)
Cash Severance	470,000 (4)	705,000 (5)

(1)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08) plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target. Number of vested shares has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle. If termination of employment is voluntary for Good Reason, then no performance shares vest and the value of the performance shares payable is zero.

(2)
Represents immediate vesting of the performance rights granted under the 2006 – 2008 performance cycle at target plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target.

(3)	Represents the proceeds payable to Mr. Tarallo’s beneficiaries upon his death.

(4)	Represents two times the base salary as of December 31, 2006 paid ratably over two years.

(5)	Represents three times the base salary as of December 31, 2006 in the event of Change in Control paid ratably over three years.

Bruce W. Smith

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Smith, the Company’s Executive Vice-President of Strategy and Business Development.

Executive Benefits and Payments Upon Separation	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2006 ($)	Involuntary for Good Reason Termination (Change-in-Control) on 12/31/2006 ($)	Disability on 12/31/2006 ($)	Death on 12/31/2006 ($)
Compensation:
Short-term Incentive
Stock Options
Performance Shares	18,499 (1)	48,825 (2)

Benefits & Perquisites:
Health and Welfare Benefits
Disability Income
Life Insurance Benefits				300,000 (3)
Cash Severance	510,000 (4)	765,000 (5)

(1)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08) plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target. Number of vested shares has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle. If termination of employment is voluntary for Good Reason, then no performance shares vest and the value of the performance shares payable is zero.

(2)
Represents immediate vesting of the full amount of the performance rights granted under the 2006 – 2008 performance cycle at target plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target.

(3)	Represents the proceeds payable to Mr. Smith’s beneficiaries upon his death.

(4)	Represents two times the base salary as of December 31, 2006 paid ratably over two years.

(5)	Represents three times the base salary as of December 31, 2006 in the event of Change in Control paid ratably over two years.

Michael O’Bannon

The following table shows the potential payments upon termination or a change of control of the Company for Dr. O’Bannon, the Company’s Executive Vice-President of Organizational Development.

Executive Benefits and Payments Upon Separation	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2006 ($)	Involuntary for Good Reason Termination (Change-in-Control) on 12/31/2006 ($)	Disability on 12/31/2006 ($)	Death on 12/31/2006 ($)
Compensation:
Short-term Incentive
Stock Options
Performance Shares	13,874 (1)	36,619 (2)
Benefits & Perquisites:
Health and Welfare Benefits
Disability Income
Life Insurance Benefits				196,000 (3)
Cash Severance	196,000 (4)	392,000 (5)

(1)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08) plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target. Number of vested shares has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle. If termination of employment is voluntary for Good Reason, then no performance shares vest and the value of the performance shares payable is zero.

(2)
Represents immediate vesting of the full amount of the performance rights granted under the 2006 – 2008 performance cycle at target plus performance rights under the 2005 – 2007 performance cycle which has been fixed at 62.5% of target.

(3)	Represents the proceeds payable to Mr. O’Bannon’s beneficiaries upon his death.

(4)	Represents one times the base salary as of December 31, 2006 paid ratably over one year.

(5)	Represents two times the base salary as of December 31, 2006 in the event of Change in Control paid ratably over two years.

Patrick J. Ferguson

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Ferguson, the President of CP Medical.

Executive Benefits and Payments Upon Separation	Involuntary Not For Cause or Voluntary for Good Reason Termination on 12/31/2006 ($)	Involuntary for Good Reason Termination (Change-in-Control) on 12/31/2006 ($)	Disability on 12/31/2006 ($)	Death on 12/31/2006 ($)
Compensation:
Short-term Incentive
Stock Options
Performance Shares	17,914 (1)	62,000 (2)
Benefits & Perquisites:
Health and Welfare Benefits
Disability Income
Life Insurance Benefits				200,000 (3)
Cash Severance	440,000 (4)	440,000 (5)

(1)
Represents the immediate vesting of performance rights under the 2006 – 2008 performance cycle based on the performance estimate as of 12/31/06 (actual performance under the 2006 – 2008 performance cycle will be determined as of 12/31/08). Number of shares vested has been pro rated for the number of employment days during the relevant performance cycle divided by the total days in the performance cycle.

(2)	Represents immediate vesting of the full amount of the performance rights granted under the 2006 – 2008 performance cycle at target.

(3)	Represents the proceeds payable to Mr. Ferguson’s beneficiaries upon his death.

(4)	Represents two times the base salary as of December 31, 2006 paid ratably over two years.

(5)	Represents two times the base salary as of December 31, 2006 in the event of Change in Control paid ratably over two years.

The employment contracts of the Named Executive Officers which specify certain payments under termination and/or change in control as included in the above tables also require the material obligation not to compete with the Company, not to solicit the Company’s customers and employees and not to disclose confidential information of the Company, all for a minimum of two years post termination.

Executive Employment Agreements

The Company has employment agreements with each of the Named Executive Officers, the material terms of which are described below. Salary, bonus and incentives awards are recommended by the Compensation Committee and approved by the Board of Directors, or, in the case of the CEO, the independent directors of the Board.

Jacobs Employment Agreement. The Company has an employment agreement with Ms. Jacobs which expires on April 13, 2009. The agreement provides for automatically extending the term for one additional year on April 13 of each year, unless either party gives notice of non-renewal. The agreement provides for an annual base salary, which is currently $511,500, subject to review at least annually for possible increases, plus eligibility for an annual bonus. The agreement also provides $35,000 annually for use in producing retirement income, an individual disability insurance policy providing the maximum insurable amount as the Compensation Committee determines can be purchased at reasonable cost, plus all other benefits as the Company provides to executive officers.

If the Company terminates Ms. Jacobs’ employment without “Cause,” she resigns for “Good Reason,” or the agreement expires because of non-renewal by the Company, she is entitled to certain severance benefits in addition to “accrued obligations.” These severance benefits are a payment of two times the sum of her average annual base pay plus bonus paid in the most recent fiscal year (or three times the sum of her annual base pay plus average bonus in the last three fiscal years if the termination is within one year of a Change in Control), full vesting of all stock options and any other stock grants, and continuation of other employee health and welfare benefits for two years from the date of termination. Under the agreement, “accrued obligations” include an amount equal to bonus paid for the prior fiscal year prorated for the portion of the current fiscal year prior to termination or expiration. “Cause” includes events such as the commission of a felony, fraud or dishonesty that results in material harm to the Company, grossly inappropriate conduct that would materially harm the Company, or a material breach of the employment agreement. “Good Reason” includes events such as an adverse material change in Ms. Jacobs’ role at the Company, a reduction of her compensation, relocation, the occurrence of a “Change in Control,” or a material breach of the employment agreement by the Company.

The agreement provides that if any payments or benefits are “parachute payments” under federal law and are subject to federal excise tax (i.e., are associated with a change in control of the Company and exceed a certain level), the Company will pay an additional amount to Ms. Jacobs to put her in the same after-tax position as if no excise tax had been incurred. Ms. Jacobs’ agreement also contains provisions which are intended to restrict her from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. Her agreement also contains restrictions on the use and disclosure of the Company’s confidential information and trade secrets. If Ms. Jacobs violates the restrictions on competition or solicitation of customers or employees or the restrictions on the use and disclosure of confidential information and trade secrets, the Company may cease the payments of severance benefits or the provision of welfare benefits that it is providing to Ms. Jacobs and the Company is entitled to pursue other legal and equitable relief to recover any amounts previously paid to Ms. Jacobs and to prevent Ms. Jacobs from further violating those restrictions.

If Ms. Jacobs’ employment is terminated due to her death or “disability” (as defined in the agreement) she will receive payment of all “accrued obligations,” full vesting of all stock options granted one year or more prior to the date of death or termination of employment, prorated vesting of all stock options granted within one year prior to such date, and, in the event of disability, disability and other welfare benefits for Ms. Jacobs’ and her family for two years on the same terms to her or her family as available to other executives of the Company.

Other Executive Officer Employment Agreements. The Company has employment agreements with the remaining Named Executive Officers. Under each employment agreement, the Named Executive Officer is entitled to a specific level of minimum annual base salary, subject to review at least annually for possible increases, participation in a bonus program, reimbursement for financial planning services, and life insurance up to the lesser of $200,000 additional coverage above group term coverage or $450,000 in the aggregate. Each employment agreement provides that the Named Executive Officer is entitled to a specified level of severance benefits if the Company terminates the Named Executive Officer’s employment without “Cause” or the Named Executive Officer resigns for “Good Reason.” Each employment agreement also provides for severance benefits if such termination of employment occurs in connection with a “Change in Control” (i.e., within 90 days before or one year after a Change in Control). Each agreement conditions the right to severance upon the Named Executive Officer’s execution of a release agreement in favor of the Company. Each agreement defines “Cause” to include events such as willful and continued failure to perform duties, willful misconduct or gross negligence, fraud or dishonesty against the Company, commission of a felony or any other crime involving dishonesty, or a material breach of the employment agreement. Each agreement defines “Good Reason” to include a material modification in duties, relocation, or the Company materially breaches the agreement. Each agreement also contains provisions which are intended to restrict each Named Executive Officer from competing with the Company by performing similar services for a competitor, soliciting customers to a competing business, or soliciting the Company’s employees until two years after termination. The agreements also contain restrictions on the use and disclosure of the Company’s confidential information and trade secrets by the Named Executive Officer. All agreements provide that the Company may cease payment of any severance amounts being paid to the Named Executive Officer if the officer breaches any of the foregoing restrictions and that the Executive Officer must repay any amounts already paid to him. Furthermore, the Company may pursue other legal and equitable remedies to prevent the Executive Officer from further violating any of the foregoing restrictions.

The material features of these employment agreements that vary among the Named Executive Officers are described below.

 Tarallo Employment Agreement. The Company’s employment agreement with Mr. Tarallo expires on August 10, 2008. The agreement provides for automatically extending the term for one additional year on August 10 of each year, unless either party gives notice of non-renewal. Mr. Tarallo’s current annual base salary is $265,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one professional membership, and an additional annual perquisites allowance up to $10,000. No such perquisites were paid in 2006. The severance benefits payable to Mr. Tarallo following a termination of his employment by the Company without Cause or by him for Good Reason are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Tarallo resigns for Good Reason or is terminated without Cause in connection with a Change in Control, the Company shall be obligated to pay Mr. Tarallo whichever of the following results in Mr. Tarallo’s retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Tarallo’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Smith Employment Agreement. The Company’s employment agreement with Mr. Smith expires on January 1, 2009. The agreement provides for automatically extending the term for one additional year on January 1 of each year, unless either party gives notice of non-renewal. Mr. Smith’s current annual base salary is $270,000. The agreement provides for an automobile allowance of at least $400 per month, as well as one club membership. Mr. Smith maintained no club membership in 2006. The severance benefits payable to Mr. Smith following a termination of his employment by the Company without Cause or by him for Good Reason are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Smith resigns or is terminated without Cause in connection with a Change in Control, the Company shall be obligated to pay Mr. Smith whichever of the following results in Mr. Smith retaining the larger after-tax amount: three times his annual base salary at the time of termination or, if less than three times Mr. Smith’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

O’Bannon Employment Agreement. The Company’s employment agreement with Dr. O’Bannon expires on January 1, 2009. The agreement provides for automatically extending the term for one additional year on January 1 of each year, unless either party gives notice of non-renewal. Dr. O’Bannon’s current annual base salary is $203,000. The severance benefits payable to Dr. O’Bannon following a termination of his employment by the Company without Cause or by him for Good Reason are continued payment of his annual base salary for one year after termination of employment, except that if Dr. O’Bannon resigns or is terminated without Cause in connection with a Change in Control, the Company shall be obligated to pay Dr. O’Bannon whichever of the following results in Dr. O’Bannon retaining the larger after-tax amount: two times his annual base salary at the time of termination or, if less than two times Dr. O’Bannon’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Ferguson Employment Agreement. CP Medical (a wholly-owned subsidiary of the Company) has an employment agreement with Mr. Ferguson which expires on May 6, 2008. The agreement provides for automatically extending the term for one additional year on May 6, 2008 and each subsequent May 6, unless either party gives notice of non-renewal. Mr. Ferguson’s current annual base salary is $242,000. The agreement provides for an automobile allowance of at least $500 per month, as well as one professional membership. The severance benefits payable to Mr. Ferguson following a termination of his employment by the Company without Cause or by him for Good Reason are continued payment of his annual base salary for two years after termination of employment, except that if Mr. Ferguson resigns for Good Reason or is terminated without Cause in connection with a Change in Control, the Company shall be obligated to pay Mr. Ferguson whichever of the following results in Mr. Ferguson’s retaining the larger after-tax amount: two times his annual base salary at the time of termination or, if less than two times Mr. Ferguson’s salary at the time of termination of employment, the largest amount that will not result in a nondeductible payment under Section 280G of the Internal Revenue Code.

Director Compensation for Fiscal Year-End
December 31, 2006

Name (a)(1)	Fee Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(2)	Option Awards ($) (d)(3)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Otis W. Brawley, M.D.	54,357	16,139	2,945	—	—		73,441
Orwin L. Carter, PhD	73,305	16,139	10,036	—	—		99,480
Luther T. Griffith	24,022	4,311	—	—	—		28,333
John V. Herndon (4)	75,000	16,139	—	—	—	2,700 (5)	93,839
Peter A. A. Saunders	55,357	16,139	—	—	—		71,496
Former Directors:
Earnest W. Deavenport,
Jr. (6)	15,285	13,377	—	—	—		28,662
Patrick L. Flinn (6)	28,358	13,411	—	—	—		41,769
Philip A. Incarnati (6)	18,500	13,411	1,434	—	—		33,345

(1)
M. Christine Jacobs, the Company’s President and Chief Executive Officer is not included in this table as Ms. Jacobs is an employee of the Company and thus receives no compensation for services as a director. The compensation received by Ms. Jacobs as an employee of the Company is shown in the Summary Compensation Table.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of the restricted stock awards granted in 2006 and in prior years, in accordance with SFAS 123R. The grant date fair value of awards for 2006 was: $3.27 per share for Dr. Brawley, Dr. Carter, Mr. Herndon and Mr. Saunders; and $3.20 per share for Mr. Griffith. For more information on valuation of stock awards, see footnote J to the Company’s financial statements included in Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Director. At December 31, 2006, the aggregate number of unvested restricted stock awards outstanding was: Dr. Brawley—8,333 shares; Dr. Carter—8,333; Mr. Griffith—4,560; Mr. Herndon—8,333; and Mr. Saunders—8,333.

(3)
This column represents the dollar amount recognized in 2006 for financial statement reporting purposes with respect to the fair value of stock options granted prior to 2006, in accordance with SFAS 123R. No stock options were granted to Directors in 2006. For more information on valuation of stock awards, see footnote J to the Company’s financial statements included in Form 10-K for the year ended December 31, 2006. These amounts reflect the Company’s 2006 accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Director. At December 31, 2006, the aggregate number of option awards outstanding was: Dr. Brawley—79,000 shares; Dr. Carter—111,000 shares of which 5,000 vest 5/11/2007; Mr. Herndon—96,000; Mr. Saunders—96,000.

(4)
Mr. Herndon, a Director and former chief executive officer of the Company, has served as Advisor-to-the-President since the third quarter of 1993. For his continued service as Advisor-to-the-President, Mr. Herndon’s annual salary is $75,000. In view of his compensation as Advisor-to-the-President, Mr. Herndon does not receive the annual Director cash retainer or Director meeting fees.

(5)	Represents amount of matching contribution allocated by the Company pursuant to the Employee Savings Plan (401(k) Plan).

(6)
Not currently a director. Mr. Deavenport retired from the Board of Directors on May 9, 2007. Mr. Flinn and Mr. Incarnati resigned from the Board of Directors on May 18, 2007 and May 19, 2007, respectively.

Each Director who is not an employee of the Company receives $4,000 per quarter, $1,500 for attending each Board meeting and $1,000 for attending each Committee meeting. In addition, the Chairman receives an annual non-executive chairman retainer of $25,000. A retainer of $2,000 per quarter is paid to each Committee Chairman. Each Committee member other than the Chair receives a retainer of $500 per quarter. Each non-officer Director also receives an annual grant of restricted stock for the lesser of (i) 5,000 shares of Common Stock or (ii) that number of shares of Common Stock valued at $50,000 at the time of grant, which vest over three years. The Compensation Committee did not recommend any changes to Director Compensation for 2007.

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, financial reports, and internal controls and audit functions. The Audit Committee’s responsibilities are more fully described in its charter. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Management is responsible for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, disclosure controls and procedures, internal control over financial reporting, and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm (the “independent auditors”) is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as performing an independent audit and expressing an opinion on (i) Management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel and direction to Management and the Company’s independent auditors on the basis of the information it receives, discussions with Management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee’s functions are not intended to duplicate or certify the activities of Management or the independent auditors. The Audit Committee meets at least quarterly with Management and the independent auditors to review the Company’s interim financial statements and discuss various topics and events, including, but not limited to, items related to the Company’s internal control over financial reporting, critical accounting policies and the adequacy of disclosure in the Company’s financial statements. In accordance with law, the Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters, including the confidential, anonymous submission of concerns regarding questionable accounting and auditing matters.

The Audit Committee received and reviewed the report of Management’s assessment on internal control over financial reporting at December 31, 2006, contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC, as well as the reports of Grant Thornton LLP, the Company’s independent auditors for 2006, which is also included in the Company’s Annual Report on Form 10-K. These reports related to Grant Thornton’s audit of (i) the consolidated financial statements, (ii) Management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and Management’s preparations for the evaluation in fiscal 2007.

The Audit Committee reports as follows with respect to the audit of the Company’s 2006 audited consolidated financial statements:

•
The Committee has reviewed and discussed the Company’s 2006 audited consolidated financial statements with its Management, including the reasonableness of significant estimates and judgments and the clarity of disclosure in the Company’s financial statements, including the disclosures related to the Company’s critical accounting policies;

•
The Committee has discussed with Grant Thornton, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements;

•
The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the independence of Grant Thornton from the Company and its related entities) and has discussed with the auditors their independence from the Company; and

•
Based on review and discussions of the Company’s 2006 audited consolidated financial statements with Management and discussions with Grant Thornton, the Audit Committee recommended to the Board of Directors that the Company’s 2006 audited financial statements be included in its Annual Report on Form 10-K.

The Committee meets at regularly scheduled executive sessions. The Committee Chair, Dr. Carter, presides at the executive sessions of the Audit Committee.

This report is provided by the following independent directors, who comprise the Audit Committee:

Orwin L Carter, Ph.D. — Chairman
Otis W. Brawley, M.D.
Luther T. Griffith
Peter A.A. Saunders

PROPOSAL NUMBER TWO
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Stockholders will be asked to vote for a proposal to ratify the appointment of Dixon Hughes PLLC (“Dixon Hughes”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007. The Audit Committee is responsible for the selection of the Company’s accounting firm and has approved the appointment of Dixon Hughes as the independent registered public accounting firm to audit the Company’s financial statements for 2007. As a matter of good corporate governance, the Company is submitting the selection of Dixon Hughes to stockholders for ratification. Proposal Two requires the affirmative vote of a majority of votes cast. Abstentions and broker non-votes will have no effect on Proposal Two. A representative of Dixon Hughes is expected to attend the annual meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

As reported in its Form 8-K filed on March 19, 2007, the Audit Committee dismissed Grant Thornton LLP (“Grant Thornton”) and voted to appoint Dixon Hughes as the Company’s independent registered public accounting firm on March 13, 2007. Grant Thornton’s reports on the Company’s consolidated financial statements for the years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles except that Grant Thornton’s report for the year ended December 31, 2006 contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006.

Grant Thornton’s reports on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except with respect to the following:

•
Galt Medical Corp. (“Galt”), acquired by the Company in August 2006, was excluded from the scope of Grant Thornton’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.

•
CP Medical Corp. (“CP Medical”), acquired by the Company in May 2005, was excluded from the scope of Grant Thornton’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

Galt and CP Medical were also excluded from the scope of management’s assessment of internal control over financial reporting as of December 31, 2006 and 2005, respectively, as permitted by guidance provided by the staff of the U.S. Securities and Exchange Commission.

During the Company’s fiscal years ended December 31, 2006 and 2005, and through the date hereof, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make reference thereto in their reports for such years.

There were no “reportable events” as that term is used in Item 304(a)(1)(v) of Regulation S-K during the years ended December 31, 2006 and 2005, and through the date hereof, except as follows. In Item 9A of the Company’s Form 10-K for the year ended December 31, 2005 management did identify a material weakness in internal control over financial reporting. This material weakness specifically related to inventory accounting at CP Medical, which the Company acquired on May 6, 2005. As permitted by guidance provided by the staff of the U.S. Securities and Exchange Commission, the scope of management’s assessment of internal control over financial reporting and Grant Thornton’s report thereon as of December 31, 2005 excluded CP Medical. As reported in the Company’s Form 10-K for the year ended December 31, 2006, management has concluded that the previously identified material weakness relating to inventory accounting at CP Medical had been fully remediated as of December 31, 2006 and that the Company’s internal control over financial reporting was effective as of such date.

During the fiscal years ended December 31, 2006 and 2005, and through the date hereof, neither the Company nor anyone on its behalf has consulted with Dixon Hughes regarding (i) either: the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Accounting Fees and Services

Following are aggregate fees billed to the Company by Grant Thornton for professional services for the fiscal years ended December 31, 2006 and 2005.

Audit Fees. In connection with services rendered for the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements, the Company has estimated that its total audit fees for fiscal years 2006 and 2005 were approximately $491,000 and $371,000, respectively. This figure includes fees for services that were billed to the Company in fiscal year 2007 in connection with the 2006 fiscal year audit. These audit fees include fees for professional services rendered for the audits of (i) Management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees. The aggregate fees billed by Grant Thornton for professional services to the Company consisted of fees associated with the audit of the financial statements of certain employee benefit plans of approximately $18,000 and $12,000 for the fiscal years ending 2006 and 2005, respectively.

Tax Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company relating to tax compliance, tax planning and tax advice, taken as a whole, were approximately $35,000 and $31,000 for the fiscal years ending 2006 and 2005, respectively.

All Other Fees. The aggregate fees billed by Grant Thornton LLP for professional services to the Company relating to other fees in 2006 totaled approximately $76,000 and included services rendered in connection with the filing of certain registrations statements and other SEC filings, due diligence in connection with an acquisition, and assistance with IRS audit related inquiries. Other fees in 2005 totaled approximately $3,000 and included review services rendered in connection with a contract proposal.

The Audit Committee pre-approves all services performed by its principal accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services. The Audit Committee Chairman has been designated by the Audit Committee to pre-approve any services arising during the year that are not otherwise pre-approved by the entire Audit Committee. Services approved by the Chairman are communicated to the full Audit Committee for ratification at its next regular meeting. In making its pre-approval determination, the Audit Committee is required to consider whether providing the non-audit services are compatible with maintaining the accounting firm’s independence.

THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DIXON HUGHES PLLC AS THE COMPANY’S INDEPENDENT ACCOUNTING FIRM FOR 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, officers, directors, and beneficial owners of more than ten percent of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission reporting their beneficial ownership of the Common Stock at the time they become subject to the reporting requirements and changes in beneficial ownership occurring thereafter. Based on a review of the reports submitted to the Company and written representations from persons known to the Company to be subject to these reporting requirements, the Company believes that its executive officers and directors complied with the Section 16(a) requirements during fiscal 2006, except that Mr. Patrick L. Flinn, a former director, filed one late Form 4 on May 18, 2006 with respect to the forfeiture of unvested restricted shares.

RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions.

The Company has adopted a written Related Party Policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under the applicable rules of the Securities and Exchange Commission (“Interested Transactions”). Interested Transactions include any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A Related Party is (a) any person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of the Company’s common stock, or (c) any immediate family member of any of the foregoing. The Related Party Policy is in addition to, and does not replace, the Code of Conduct applicable to all employees, officers and directors, or the Code of Ethics for Chief Executive Officer and Senior Financial Officers.

The Audit Committee of the Board of Directors is responsible for reviewing the material facts of all Interested Transactions and approving and ratifying Interested Transactions. In connection with its review, the Audit Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction.

The Audit Committee has reviewed certain types of Interested Transactions and determined that each of the following are deemed to be pre-approved by the Audit Committee: employment and compensation of executive officers, director compensation, any transaction with another company at which a Related Person’s only interest is as an employee and the transaction does not involve more than $250,000, certain Company charitable contributions not to exceed $250,000 or 2% of the charitable organizations’ total annual receipts, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions, and certain banking related services.

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee.

CP Medical leases production, warehouse and office space from an entity controlled by the former owner of CP Medical, Mr. Ferguson, who is currently the President of the Company’s CP Medical subsidiary and a stockholder of Theragenics. Monthly payments of approximately $14,000 are due under this lease through April 2010.

STOCKHOLDER PROPOSALS

Stockholders of Theragenics may submit proposals for inclusion in the proxy materials. These proposals must meet the stockholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company’s 2008 proxy material, a stockholder’s proposal must be received not later than December 1, 2007 at Theragenics Corporation offices, 5203 Bristol Industrial Way, Buford, Georgia 30518, ATTN: Corporate Secretary.

In addition, Theragenics’ By-Laws provide that in order for business to be brought before the Annual Meeting, a stockholder must deliver or mail written notice to the principal executive offices of the Company, which written notice is received not less than 60 days nor more than 90 days prior to the date of the meeting. The notice must state the stockholder’s name, address, number and class of shares of Theragenics stock held, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the Annual Meeting, and any material interest of the stockholder in the proposal.

The By-Laws also provide that if a stockholder intends to nominate a candidate for election as a Director, the stockholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be received not less than 60 days nor more than 90 days before the date of the meeting of stockholders. The notice must set forth the name and address of, and the number of shares owned by, the stockholder (and that of any other stockholder known to be supporting said nominee). The notice must also set forth the name of the nominee for election as a Director, the age of the nominee, the nominee’s business address and experience during the past five years, the number of shares of stock of the Company beneficially held by the nominee, and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a Director of Theragenics if elected.

MISCELLANEOUS

The Company’s website address is “http://www.theragenics.com.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge through its website by clicking on the “Investor Relations” page and selecting “SEC Filings.” These reports will be available as soon as reasonably practicable after such material has been electronically filed with, or furnished to, the SEC. These reports are also available through the SEC’s website at “http://www.sec.gov.” The information on these websites and the information contained therein or connected thereto are not intended to be incorporated by reference into this proxy statement.

The Company will furnish without charge a copy of its annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2006, including financial statements and schedules, to any record or beneficial owner of its common stock as of March 19, 2007, who requests a copy of such report. Any request for the 10-K report should be in writing addressed to: Investor Relations, Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518. If the person requesting the report was not a stockholder of record on March 19, 2007, the request must include a representation that such person was a beneficial owner of common stock of the Company on that date. Copies of any exhibits to the Form 10-K will be furnished on request and upon payment of the Company’s expenses in furnishing such exhibits.

OTHER MATTERS

Management is not aware of any matters to be presented for action at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxy discretionary authority to vote the same in respect of any such other business in accordance with their best judgment in the interest of the Company.

Buford, Georgia
March 30, 2007

Theragenics Corporation

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext

Using a black inkpen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

PROXY/ VOTING INSTRUCTION CARD

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
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A	Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.
 1. Election of Director:            For       Withhold
 01 - M. Christine Jacobs     ☐ ☐

		For	Against	Abstain
2.	To ratify the appointment of Dixon Hughes PLLC as independent auditor.	☐	☐	☐	3.	In their discretion, the Proxies, or either of them, are authorized to vote upon such other busniess as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

C 1234567890 1 1 A V	J N T 0 1 2 7 6 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Theragenics Corporation
5203 Bristol Industrial Way
Buford, GA 30518

A ticket must be presented in order to gain admission to the Annual Meeting of the Stockholders. If you plan to attend the meeting, please complete and return the enclosed Admission Ticket Request Form in order to receive your Admission Ticket. You will not be mailed an Admission Ticket. Your ticket will be available at the registration table on May 17, 2007.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼
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PROXY / VOTING INSTRUCTION CARD — Theragenics Corporation

This Proxy is Solicited on Behalf of The Board of Directors
Annual Meeting of the Stockholders – May 17, 2007

The undersigned hereby appoints Mr. Francis J. Tarallo or Mr. Bruce W. Smith, or either of them (the “Proxies”), as the undersigned’s Proxy or Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Theragenics Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on May 17, 2007, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF M. CHRISTINE JACOBS AND TO RATIFY THE APPOINTMENT OF DIXON HUGHES PLLC AS INDEPENDENT AUDITOR.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.